Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

On August 31, 2007, we acquired Pioneer, a manufacturer of chlorine, caustic soda, bleach, and hydrochloric acid.  Pioneer owns and operates four chlor-alkali plants and several bleach manufacturing facilities in North America.  Under the related merger agreement, each share of Pioneer common stock was converted into the right to receive $35.00 in cash, without interest.  The aggregate purchase price for all of Pioneer’s outstanding shares of common stock, together with the aggregate payment due to holders of options to purchase shares of common stock of Pioneer, was $426.1 million, which includes direct fees and expenses.  We financed the acquisition with cash and $110 million of borrowings under our accounts receivable securitization facility.  At the date of acquisition, Pioneer had cash and cash equivalents of $126.4 million.  At the date of acquisition, Pioneer had $120 million of Pioneer’s convertible debt which has or will be redeemed in the fourth quarter of 2007.  We will also pay a conversion premium of $26.3 million on the Pioneer convertible debt.

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2006 and the nine months ended September 30, 2007 and 2006 reflect the acquisition as if it had occurred on January 1, 2006.

The unaudited pro forma condensed statements of income are based on the historical financial statements of Olin (as adjusted for classifying the Metals segment as a discontinued operation) and Pioneer and give effect of the acquisition under the purchase method of accounting and apply the assumptions and adjustments as discussed in the accompanying notes to such statements, including assumptions related to the allocation of the purchase price for the assets and liabilities of Pioneer based on preliminary estimates of their fair value.  We are in the process of determining the fair values of Pioneer’s tangible and intangible assets and liabilities.  Initial estimates of those fair values are included in these condensed combined statements of income; however, the complete valuation process is expected to take several months before being finalized.  We expect that adjustments to the initial allocation of the purchase price will be required when the assessment of the fair value of all Pioneer assets and liabilities, including deferred tax liabilities, is completed.  We expect that upon completion of the final assessment of the fair value of Pioneer's assets and liabilities, that the adjustments to the initial allocation of the purchase price would not materially affect the pro forma information included herein.

The pro forma statements of income use estimates and assumptions based on information available at the time.  Management believes the estimates and assumptions to be reasonable; however, actual results may differ significantly from this pro forma financial information.  The pro forma information does not reflect any cost savings that might be achieved from combining the operations and is not intended to reflect the actual results that would have occurred had the companies actually been combined during the periods presented.

The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for the purpose of developing such pro forma information necessary to comply with disclosure requirements and are not necessarily indicative of the results of continuing operations that would have occurred if the acquisition had been consummated on January 1, 2006, nor is it necessarily indicative of future results of continuing operations.

We recommend that you read these unaudited pro forma condensed combined statements of income in conjunction with the financial statements, accounting policies, and the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed on October 30, 2007, Pioneer’s Form 10-K for its fiscal year ended December 31, 2006, and Pioneer’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

OLIN CORPORATION AND PIONEER
Unaudited Pro Forma Condensed Combined Statement of Income
Nine Months Ended September 30, 2007
(In millions, except per share data)
(Unaudited)

	Olin	Pioneer	Pro forma Adjustments	Pro forma Combined
	(a)	(a)(b)	(c)(d)(e)
Sales	$872.0	$348.2	$—	$1,220.2
Operating Expenses:
Cost of Goods Sold	702.4	281.2	—	983.6
Selling and Administration	92.7	25.5	—	118.2
Other Operating Income	0.5	0.4	—	0.9
Operating Income	77.4	41.9	—	119.3
Earnings of Non-consolidated Affiliates	34.4	—	—	34.4
Interest Expense	15.9	4.1	4.3	24.3
Interest Income	9.2	4.7	—	13.9
Other Income (Expense)	0.2	(7.4)	—	(7.2)
Income (Loss) from Continuing Operations before Taxes	105.3	35.1	(4.3)	136.1
Income Tax Provision (Benefit)	34.1	13.5	(1.4)	46.2
Income (Loss) from Continuing Operations	$71.2	$21.6	$(2.9)	$89.9
Income from Continuing Operations per Common Share:
Basic	$0.96			$1.22
Diluted	$0.96			$1.21
Average Common Shares Outstanding:
Basic	73.8			73.8
Diluted	74.2			74.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

 OLIN CORPORATION AND PIONEER
Unaudited Pro Forma Condensed Combined Statement of Income
Nine Months Ended September 30, 2006
(In millions, except per share data)
(Unaudited)

	Olin	Pioneer	Pro forma Adjustments	Pro forma Combined
	(a)	(a)(f)	(c)(d)(e)
Sales	$792.6	$404.5	$—	$1,197.1
Operating Expenses:
Cost of Goods Sold	598.0	306.8	—	904.8
Selling and Administration	95.0	25.5	—	120.5
Other Operating Income	0.7	24.7	—	25.4
Operating Income	100.3	96.9	—	197.2
Earnings of Non-consolidated Affiliates	37.1	—	—	37.1
Interest Expense	15.3	6.3	4.8	26.4
Interest Income	8.4	—	—	8.4
Other Income (Expense)	1.3	(4.3)	—	(3.0)
Income (Loss) from Continuing Operations before Taxes	131.8	86.3	(4.8)	213.3
Income Tax Provision (Benefit)	23.7	23.3	(1.8)	45.2
Income (Loss) from Continuing Operations	$108.1	$63.0	$(3.0)	$168.1
Income from Continuing Operations per Common Share:
Basic	$1.49			$2.32
Diluted	$1.49			$2.32
Average Common Shares Outstanding:
Basic	72.4			72.4
Diluted	72.6			72.6

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

OLIN CORPORATION AND PIONEER
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2006
(In millions, except per share data)
(Unaudited)

	Olin as Reported - 10K (a)	Less: Metals (f)	Olin Restated (h)	Pioneer (a)(f)	Pro forma Adjustments (c-b)(d-c)(e)		Pro forma Combined
Sales	$3,151.8	$2,112.1	$1,039.7	$525.7	$	―	$1,565.4
Operating Expenses:						―
Cost of Goods Sold (exclusive of the LIFO inventory liquidation gains shown below)	2,823.0	2,024.3	798.7	412.0		―	1,210.7
LIFO Inventory Liquidation Gain	25.9	25.9	―	―		―	―
Selling and Administration	181.4	56.2	125.2	32.4		―	157.6
Restructuring Charges	17.6	17.6	―	―		―	―
Other Operating Income	6.7	―	6.7	26.6		―	33.3
Operating Income	162.4	39.9	122.5	107.9		―	230.4
Earnings of Non-consolidated Affiliates	46.0	0.7	45.3	―		―	45.3
Interest Expense	20.3	―	20.3	6.9		6.4	33.6
Interest Income	11.8	0.2	11.6	―		―	11.6
Other Income (Expense)	1.5	0.4	1.1	(2.3)		―	(1.2)
Income (Loss) from Continuing Operations before Taxes	201.4	41.2	160.2	98.7		(6.4)	252.5
Income Tax Provision (Benefit)	51.7	13.2	38.5	31.5		(2.5)	67.5
Income (Loss) from Continuing Operations	$149.7	$28.0	$121.7	$67.2		$(3.9)	$185.0
Income from Continuing Operations per Common Share:
Basic	$2.06		$1.68				$2.55
Diluted	$2.06		$1.67				$2.54
Average Common Shares Outstanding:
Basic	72.6		72.6				72.6
Diluted	72.8		72.8				72.8

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Income.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(a)	The columns represent historical results of operations. Certain reclassifications were made to prior year amounts to conform to the 2007 presentation.

(b)	Results include eight months of Pioneer, as subsequent to August 31, 2007 Pioneer results are included in Olin.

(c)
These adjustments reflect estimated interest expense and the taxes thereon.  This adjustment is calculated assuming that our borrowings of $110 million at an interest rate of 5.76% at the time of the acquisition were outstanding from January 1, 2006.  Assuming a 1/8 percentage point change in the interest rate used, the pro forma adjustment to income from continuing operations before income taxes would change by $0.1 million for all periods presented.

(d)
Our effective tax rate for continuing operations for the nine months ended September 30, 2006 and year ended December 31, 2006 included a $24.8 million reduction in income tax expense associated with the settlement of certain audit issues related to the audits for the years 1996 to 2002, principally related to the tax treatment of capital losses generated in 1997, and other tax matters.  The effective tax rate used in the pro forma calculations for continuing operations for the nine months ended September 30, 2006 was 36.8%, and the year ended December 31, 2006 was 39.5%, which excluded the impact of the $24.8 million reduction.

(e)
Based on the preliminary estimates of the fair value of Pioneer’s tangible and intangible assets, no pro forma adjustments were included for depreciation and amortization.  No values have been assigned to intangible assets as we are continuing to evaluate the fair value of Pioneer’s intangible assets.  The complete valuation process is expected to take several months before being finalized.  We expect that adjustments to the initial allocation of the purchase price will be required when the assessment of the fair value of all Pioneer’s assets and liabilities is completed.  We expect that upon completion of the final assessment of the fair value of Pioneer's assets and liabilities, that the adjustments to the initial allocation of the purchase price would not materially affect the pro forma information included herein.

(f)	Other operating income included a gain of $22.6 million from a land sale at the Henderson, Nevada facility of approximately 60 acres of vacant land adjacent to the chlor alkali plant.

(g)
On October 15, 2007, we announced we entered into a definitive agreement to sell the Metals segment to a subsidiary of Global Brass and Copper Holdings, Inc., an affiliate of KPS Capital Partners, LP, a New York based private equity investment firm, for approximately $400 million.

We present the results of operations, financial position, and cash flows that have either been sold or that meet the criteria for “held for sale accounting” as discontinued operations.  At the time an operation qualifies for held for sale accounting, the operation is evaluated to determine whether or not the carrying value exceeds its fair value less cost to sell.  Any loss as a result of carrying value in excess of fair value less cost to sell is recorded in the period the operation meets held for sale accounting.  Management judgment is required to assess the criteria required to meet held for sale accounting and estimate fair value.  Changes to the operation could cause it to no longer qualify for held for sale accounting and changes to fair value could result in an increase or decrease to previously recognized losses.  As the criteria to treat the related assets and liabilities as “held for sale” were met during the three months ended September 30, 2007, the related assets and liabilities were classified as held for sale and the results of operations from the Metals segment were reclassified as discontinued operations.

We have historically purchased ammunition cartridge case cups from Metals at prices which approximate market.  It is anticipated this supply relationship will continue in the future.  The intercompany purchases for the periods presented were $69.0 million and $49.9 million for the nine months ended September 30, 2007 and 2006, respectively, and $69.1 million for the year ended December 31, 2006.

(h)	The column represents historical results of operations adjusted for the effect of the Metals segment reclassified as a discontinued operation.